Exhibit 99.1

News Release

Contact: Mike Majors 972-569-3239	• 3700 S. Stonebridge Drive McKinney, Texas 75070	• NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS

THIRD QUARTER 2014 RESULTS

McKinney, TX, October 22, 2014—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2014, net income was $1.00 per share, compared with $.95 per share for the year-ago quarter. Net operating income for the quarter was $.99 per share, compared with $.95 per share for the year-ago quarter.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	ROE (excluding net unrealized gains on fixed maturities) for the nine months ended September 30, 2014 was 15.1%.

•	Total net life sales increased 14% over the year-ago quarter. Increases by major distribution channel were:

¡ American Income	18%
¡ Direct Response	7%
¡ Liberty National	18%

•	Total net health sales, excluding Medicare Part D, were $48 million, compared to $23 million in the year-ago quarter, due primarily to a new Direct Response Medicare Supplement group.

•	End of quarter agent counts increased over the year-ago quarter as follows:

¡ American Income	13%
¡ Liberty National	22%
¡ Family Heritage	6%

•	1.8 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended Sept. 30,		%	Quarter Ended Sept. 30,		%
	2014	2013	Chg.	2014	2013	Chg.
Insurance underwriting income*	$1.13	$1.09	4	$149.5	$151.8	(2)
Excess investment income*	0.42	0.39	8	55.3	53.6	3
Parent company expense	(0.02)	(0.01)		(2.2)	(1.8)
Income tax	(0.50)	(0.48)	4	(66.6)	(66.7)	0
Stock option expense, net of tax	(0.04)	(0.03)		(5.1)	(4.2)

Net operating income	$0.99	$0.95	4	$130.9	$132.7	(1)

Reconciling items, net of tax:
Realized gains on investments	(0.01)	0.02		(1.0)	2.9
Medicare Part D adjustment	0.04	0.01		5.8	1.6
Family Heritage Acquisition	0.00	0.00		0.0	0.5
Legal Settlement	0.00	(0.04)		0.0	(5.6)
Administrative Settlements	(0.03)	0.00		(3.3)	0.0

Net income	$1.00	$0.95		$132.4	$132.1

Weighted average diluted shares outstanding (000)	131,877	139,010

*	See definitions in the following sections and in the Torchmark 2013 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	at Sept. 30,		at Sept. 30,		at Sept. 30,
	2014	2013	2014	2013	2014	2013
Net income as a ROE*** (year to date)	—	—			12.4%	12.6%
Net operating income as a ROE (year to date)	15.1%	15.6%			—	—

Shareholders’ equity	$3,615	$3,467	$915	$310	$4,530	$3,777
Book value per share	$27.57	$25.07	$6.98	$2.24	$34.55	$27.31

**	Accounting guidance (ASC-820, which includes guidance formerly set forth in FAS 115) requires a revaluation adjustment of fixed maturities available for sale to fair value. Without the revaluation adjustment, these assets would be reported at amortized cost.
***	ROE is calculated using average equity for the measurement period.

INSURANCE OPERATIONS – comparing the third quarter 2014 with third quarter 2013:

Life insurance accounted for 72% of the Company’s insurance underwriting margin for the quarter and 62% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 25% of Torchmark’s insurance underwriting margin for the quarter and 27% of total premium revenue. Medicare Part D accounted for 2% of insurance underwriting margin and 11% of total premium revenue.

Net sales of life insurance increased 14%, while health sales increased from $23 million to $48 million.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended Sept. 30, 2014	Quarter Ended Sept. 30, 2013	% Chg.
Life insurance	$491.7	$470.9	4
Health insurance	210.2	209.2	1
Medicare Part D	90.3	77.0	17
Annuity	0.1	0.1

Total	$792.3	$757.2	5

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health, Medicare Part D, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, Medicare Part D, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended Sept. 30, 2014	% of Premium	Quarter Ended Sept. 30, 2013	% of Premium	% Chg.
Insurance underwriting margins:
Life	$139.3	28	$139.0	30	0
Health	49.2	23	47.0	22	5
Medicare Part D	4.5	5	9.1	12	(50)
Annuity	1.1		1.0

	194.1		196.1
Other income	0.7		0.7
Administrative expenses	(45.3)		(45.0)

Insurance underwriting income	$149.5		$151.8
Per share	$1.13		$1.09

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($70 million), on premium revenue of $214 million. Life premiums of $194 million were up 7% and life insurance underwriting margin of $60 million was up 3%. As a percentage of life premiums, life underwriting margin was 31%, down from 33% and the highest of the major life distribution channels at Torchmark. Producing agents grew to 6,155, up 13% from a year ago. The average agent count during the quarter was 6,106, up 6% from the second quarter. Net life sales were $43 million, up 18%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($43 million), on premium revenue of $188 million. Life premiums of $174 million were up 6% and the life underwriting margin was $41 million, down 2%. As a percentage of life premiums, life underwriting margin was 23%, down from 25%. Net life sales were $35 million, up 7%. Net health sales grew from $1 million to $19 million due to a large new Medicare Supplement group.

LNL Agency was Torchmark’s third leading contributor to total underwriting margin ($31 million), on premium revenue of $121 million. Life premiums of $68 million were down 2% and life underwriting margin of $18 million was down 7%. As a percentage of life premiums, life underwriting margin was 27%, down from 28%. Net life sales for the LNL Agency were $9 million, up 18% from a year ago.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($13 million), on health premium of $54 million. Health underwriting margin as a percentage of health premium was 24%, up from 21%. Net health sales were $4 million, up 22%.

LNL Agency producing agent count was 1,604, up 22% from a year ago. The average agent count during the quarter was 1,554, up 4% from the second quarter.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($13 million), on health premium of $71 million. Health underwriting margin as a percentage of premium was 19%, down from 20%. Net health sales were $10 million, up from $6 million.

Family Heritage Agency was Torchmark’s third leading contributor to health underwriting margin ($11 million) on health premiums of $52 million. Health underwriting margin as a percentage of health premium was 21%, up from 19%. The producing agent count was 761, up 6% from a year ago. The average agent count during the quarter was 763, up 1% from the second quarter. Net health sales were $12 million, up 18% compared to the year-ago quarter.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. Third quarter premium revenue was $90 million, up 17%. Underwriting margin for third quarter 2014 was $5 million, down from $9 million. Net sales were $25 million, up from $9 million.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary included in this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $45 million, up 1% from the year-ago quarter. The ratio of administrative expenses to premiums was 5.7%, compared to 5.9% for the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the third quarter 2014 with the third quarter 2013:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest related to net policy liabilities and interest on debt.

	Quarter Ended Sept. 30, (dollars in millions, except per share data)
	2014	2013	% Chg.
Net investment income	$189.6	$182.8	4

Required interest:
Interest on net policy liabilities	(115.2)	(109.5)	5
Interest on debt	(19.0)	(19.7)	(3)

Total required interest	(134.3)	(129.2)	4

Excess investment income	$55.3	$53.6	3
Per share	$0.42	$0.39	8

Net investment income was up 4%, while average invested assets increased 3%. Required interest on net policy liabilities increased 5%, while the average liabilities increased 5%. The weighted average discount rate for the net policy liabilities was 5.6%, same as a year ago.

Investment Portfolio

The composition of the investment portfolio at September 30, 2014 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$12,728	96
Equities	1	0
Policy loans	465	4
Other long-term investments	11	0
Short-term investments	79	1

Total	$13,285	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$10,079	$377	$10,456
Redeemable preferred stock:
U.S.	316	126	442
Foreign	55		55
Municipal	1,278		1,278
Government-sponsored enterprises	288		288
Government and agencies	109		109
Collateralized debt obligations		67	67
Residential mortgage-backed securities	6		6
Other asset-backed securities	28		28

Total	$12,158	$570	$12,728

The market value of Torchmark’s fixed maturity portfolio was $14.2 billion; $1.4 billion higher than amortized cost of $12.7 billion. The $1.4 billion of net unrealized gains was approximately the same as the net unrealized gains at June 30, 2014. Net unrealized gains were comprised of gross unrealized gains of $1.5 billion and gross unrealized losses of $120 million.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 96% of fixed maturities (96% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 5.89% during the third quarter of 2014, compared to 5.91% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $174 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended Sept. 30,
	2014	2013
Average annual effective yield	4.2%	5.2%
Average rating	A-	A
Average life (in years) to:
First call	17.6	26.9
Maturity	17.7	29.7

SHARE REPURCHASE – during the quarter ended September 30, 2014:

During the quarter, the Company repurchased 1.8 million shares of Torchmark Corporation common stock at a total cost of $97.6 million at an average price per share of $53.72. For the nine months ended September 30, 2014, the Company repurchased 5.5 million shares at the average share price of $52.32.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $82 million of liquid assets at September 30, 2014.

EARNINGS GUIDANCE:

Torchmark projects that net operating income per share will be in a range of $4.00 to $4.04 for the year ending December 31, 2014. The reduction from previous guidance is due primarily to the impact of higher than expected Part D claims on both underwriting margins and investment income. The company projects that net operating income per share will be in range $4.15 to $4.55 for the year ending December 31, 2015.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2013, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2014 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, Oct. 23, 2014. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com